Press Release	Source: Left Right Marketing Technology Inc.

Left Right Marketing Technology Announces Pending Acquisition of Wireless Television Provider

Tuesday June 15, 8:00 am ET

CrazyGrazer.com to be the first electronic commerce company to provide customers with the opportunity to purchase products over cell phones

LAS VEGAS--(BUSINESS WIRE)--June 15, 2004-- Left Right Marketing Technology Inc. (OTCBB:LRMK-News) announced the completion of a letter of intent to purchase NeoLink Wireless Content Inc., a Los Angeles-based wireless broadcast company, currently operating two MobiTV (www.MobiTV.com) live television channels available to Sprint PCS Vision cellular customers (NYSE:PCS - News). MSNBC, CNBC, Discovery, ABC News and Fox Sports are among the 20 current MobiTV channels.

LRMK will utilize NeoLink's production and digital broadcast capabilities, and MobiTV's technology platform to be the first retailer to provide U.S. customers the opportunity to view and purchase products via cell phones.

LRMK President/CEO Mick Hall said, "Our corporate objective is to continually enhance LRMK stockholder value and strengthen our market position. When we saw an opportunity to dramatically increase our base of customers by offering shopping via cell phones, we aggressively pursued a transaction with NeoLink." Hall added, "We also recognize that there is a sizable strategic advantage to being first to market."

NeoLink CEO Donald Beck said, "All throughout Europe and Asia, you can watch television and pay-per-view broadcasts, as well as buy products over the cell phone. U.S. cellular companies are embracing this technology with Sprint PCS leading the way. Within the next 12-18 months, we expect all of the major carriers to offer wireless broadcasts." Beck added, "NeoLink Wireless Content has been one of the pioneers of this emerging industry, and we intend to stay at the forefront of this technology as it continues to develop."

Beck has been involved in the broadcast industry for more than 25 years, holding many prestigious positions including seven years as vice president creative services for ABC Television. Beck has also worked for broadcast industry leaders such as United Paramount Network, MGM Worldwide Television, ABC, MGM, Sony, Paramount and Universal Worldwide. Upon consummation of the acquisition, Beck will continue in his current position as CEO of NeoLink, which will continue to broadcast their two 24-hour sports-oriented channels.

The LRMK/NeoLink initiative will initially focus on live wireless communication, followed by video streaming to the CrazyGrazer.com online shopping site and to the CrazyGrazer.com Public Access Shopping Kiosks. LRMK announced the launch of the beta version of the CrazyGrazer.com Outlet Store earlier this year and anticipates the placement of the first CrazyGrazer.com Public Access Shopping Kiosks in time for the 2004 holiday shopping season with the CrazyGrazer.com In Room Hotel Shopper scheduled to launch early 2005.

Closing of the acquisition is subject to final due diligence review, and the satisfaction of other customary conditions. LRMK anticipates completing the acquisition within 90 days.

Investors and LRMK stockholders are urged to read LRMK's annual report on Form 10-KSB and Forms 8-K, available free of charge on the SEC's Web site, www.sec.gov.

Forward-Looking Statements: The statements in this press release regarding the company's business plans, any opinions expressed about NeoLink and its holdings, the anticipated revenue from acquisition, any benefits of the anticipated consumer impact from various points of contact as a result of new technology, anticipated perceptions of stockholders based on shopping methods offered, anticipated timing for closing the acquisition, the company's future success, the company's ability to take advantage of market trends, the success of e-commerce, future opportunities and any other effect, result or aspect of the transactions and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired business, costs, delays, and any other difficulties related to the outlet store launch and shopping over cell phones, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Left Right Marketing Technology Inc., Las Vegas

Bonnie Smith, 702-260-4700

702-260-9886